                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]       Filed by a Party other than the Registrant [_]
--------------------------------------------------------------------------------

Check the appropriate box:

[_]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to 14a-11(c) or 14a-12

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                      Nitinol Medical Technologies, Inc.
               (Name of Registrant as Specified in its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     (2) Form, Schedule or Registration Statement No.:


     (3) Filing Party:


     (4) Date Filed:

                      NITINOL MEDICAL TECHNOLOGIES, INC.
                              27 WORMWOOD STREET
                       BOSTON, MASSACHUSETTS 02210-1625

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, JUNE 19, 1997

  The 1997 Annual Meeting of Stockholders of Nitinol Medical Technologies, Inc. (the "Company") will be held at the Company's offices at 27 Wormwood Street, Boston, Massachusetts, on Thursday, June 19, 1997 at 9:30 a.m., local time, to consider and act upon the following matters:

    1. To elect seven members of the Board of Directors, each to serve for a one-year term.

    2. To approve the Company's 1997 Employee Stock Purchase Plan and the reservation of 90,000 shares of Common Stock for purchase thereunder.

    3. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current year.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on April 23, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          C. Leonard Gordon, Chairman of the
                                           Board

Boston, Massachusetts
April 25, 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                      NITINOL MEDICAL TECHNOLOGIES, INC.
                              27 WORMWOOD STREET
                       BOSTON, MASSACHUSETTS 02210-1625

                            PROXY STATEMENT FOR THE
                      1997 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 19, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nitinol Medical Technologies, Inc. (the "Company") for use at the 1997 Annual Meeting of Stockholders to be held on June 19, 1997, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

  At the close of business on April 23, 1997, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 9,553,331 shares of Common Stock of the Company, par value $.001 per share (the "Common Stock"), constituting all of the outstanding voting stock of the Company. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Annual Meeting.

  The Company's Annual Report for the year ended December 31, 1996 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 25, 1997.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER, NITINOL MEDICAL TECHNOLOGIES, INC., 27 WORMWOOD STREET, BOSTON, MASSACHUSETTS 02210-1625. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

VOTES REQUIRED

  The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

  The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares voting on the matter is required to (i) approve the proposed 1997 Employee Stock Purchase Plan and (ii) ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current year.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter, and also will not be counted as shares voting or votes cast on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a plurality or a majority of the shares voting or votes cast on such matter.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of March 31, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (iv) all directors and executive officers of the Company as of March 31, 1997 as a group:

                                                      NUMBER OF   PERCENTAGE OF
                                                        SHARES     OUTSTANDING
                                                     BENEFICIALLY    COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                OWNED(2)     STOCK(3)
---------------------------------------              ------------ -------------
Whitney Equity Partners, L.P.......................   1,829,065       19.38%
 c/o J.H. Whitney & Co.
 177 Broad Street
 Stamford, CT 06901
C. Leonard Gordon(4)...............................     712,452        7.36%
 c/o Immunotherapy Inc.
 360 Lexington Avenue
 New York, NY 10017
Fletcher Spaght, Inc.(5)...........................     626,469        6.56%
 222 Berkeley Street
 Boston, MA 02116-3761
Jack Reinstein(6)..................................     634,052        6.68%
 7779 Willow Glen Road
 Los Angeles, CA 90046
Morris Simon, M.D.(7)..............................     101,777        1.07%
Michael C. Brooks(8)...............................       1,667           *
 c/o J.H. Whitney & Co.
 177 Broad Street
 Stamford, CT 06901
R. John Fletcher(5)................................       1,667           *
 c/o Fletcher Spaght, Inc.
 222 Berkeley Street
 Boston, MA 02116-3761
Jeffrey R. Jay, M.D.(9)............................       1,667           *
 c/o J.H. Whitney & Co.
 177 Broad Street
 Stamford, CT 06901
Robert A. Van Tassel, M.D. ........................         --          --
 c/o Minneapolis Cardiology Associates
 920 East 28th Street
 Minneapolis, MN 55047
Thomas M. Tully(10)................................     195,507        2.03%
David A. Chazanovitz(11)...........................      38,377           *
Theodore I. Pincus(12).............................      40,569           *
All directors and executive officers of the Company
 as a group (9 persons) (13).......................   1,091,683       10.86%

--------
*Less than 1%
(1) Except as otherwise indicated, the address of each beneficial owner is c/o Nitinol Medical Technologies, Inc., 27 Wormwood Street, Boston, MA 02210-1625.
(2) The number of shares of Common Stock beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 31, 1997 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
(3) The number of shares deemed outstanding for purposes of calculating these percentages is comprised of the 9,435,922 shares of Common Stock outstanding on March 31, 1997, plus any shares of Common Stock issuable to the person in question within 60 days of March 31, 1997 upon exercise of stock options or any other rights held by such person.
(4) Mr. Gordon's shares are all owned jointly with his wife. Includes 244,149 shares of Common Stock issuable to Mr. Gordon within 60 days of March 31, 1997 upon exercise of stock options. Mr. Gordon disclaims beneficial ownership in an aggregate of 237,870 shares owned by, or in trust for, his children and grandchildren.
(5) An aggregate of 514,651 shares and warrants to purchase 111,818 shares of Common Stock at an exercise price of $2.15 per share are held by Fletcher Spaght, Inc., of which Mr. Fletcher is the founder, Chief Executive Officer and a principal stockholder. Includes warrants to purchase 28,489 shares of Common Stock at an exercise price of $2.15 per share which may be transferred to Mr. Chazanovitz under certain conditions pursuant to an agreement between Mr. Chazanovitz and Fletcher Spaght, Inc. Mr. Fletcher is a director of the Company.
(6) Includes 53,360 shares of Common Stock issuable to Mr. Reinstein within 60 days of March 31, 1997 upon exercise of stock options and 104,008 shares owned by Synergistic Associates, Inc. Money Purchase Pension Plan, of which Mr. Reinstein is the sole trustee. Mr. Reinstein disclaims beneficial ownership of 190,316 shares owned by his children.
(7) Includes 47,147 shares of Common Stock issuable to Dr. Simon within 60 days of March 31, 1997 upon exercise of stock options. Dr. Simon disclaims beneficial ownership of 655,327 shares owned by his wife and children.
(8) Consists of shares of Common Stock issuable to Mr. Brooks within 60 days of March 31, 1997 upon exercise of stock options. Mr. Brooks is a managing member of J.H. Whitney Equity Partners, L.L.C., the general partner of Whitney Equity Partners, L.P. Mr. Brooks disclaims beneficial ownership of the shares held by Whitney Equity Partners, L.P., except to the extent of his proportionate interest.
(9) Consists of shares of Common Stock issuable to Dr. Jay within 60 days of March 31, 1997 upon exercise of stock options. Dr. Jay is a managing member of J.H. Whitney Equity Partners, L.L.C., the general partner of Whitney Equity Partners, L.P. Dr. Jay disclaims beneficial ownership of the shares held by Whitney Equity Partners, L.P., except to the extent of his proportionate interest.
(10) Consists of shares of Common Stock issuable to Mr. Tully within 60 days of March 31, 1997 upon exercise of stock options.

(11) Includes 34,430 shares of Common Stock issuable to Mr. Chazanovitz within 60 days of March 31, 1997 upon exercise of stock options. Does not include warrants to purchase 28,489 shares of Common Stock at an exercise price of $2.15 per share which may be transferred to Mr. Chazanovitz under certain conditions pursuant to an agreement between Mr. Chazanovitz and Fletcher Spaght, Inc.
(12) Consists of shares of Common Stock issuable to Mr. Pincus within 60 days of March 31, 1997 upon exercise of stock options.
(13) Includes an aggregate of 619,433 shares of Common Stock issuable upon exercise of stock options held by all directors and executive officers as a group which are exercisable within 60 days of March 31, 1997.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The persons named in the enclosed proxy will vote to elect as directors the seven nominees listed below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees listed below are currently directors of the Company. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.

NOMINEES

  Set forth below for each nominee are his name and age, his positions with the Company, his principal occupation and business experience during the past five years, and the year of his first election as a director of the Company:

  THOMAS M. TULLY, age 51, has served as President, Chief Executive Officer and Director of the Company since January 1996. From June 1995 to January 1996 Mr. Tully served as a consultant to the Company. From May 1994 to April 1995, Mr. Tully served as President of the Institute of Molecular Biology, a biotechnology company focused on tissue repair and regeneration and from August 1991 to March 1994, Mr. Tully served as President of Organogenesis, Inc., a biotechnology company focused on the commercialization of medical device applications of tissue engineering. Prior to that Mr. Tully served for three years as the President of the Schneider division of Pfizer, Inc., which concentrates on interventional radiology and cardiology, and spent nine years in various executive positions in consumer products and medical devices at Johnson & Johnson, Inc. and was the founding President of Johnson & Johnson Interventional Systems, an interventional medicine company.

  MORRIS SIMON, M.D., age 71, a co-founder of the Company, has been a Director and the Scientific Director of the Company since 1986. Since 1973, Dr. Simon has been a Director of Clinical Radiology, Department of Radiology, at Beth Israel Hospital, and since 1976, a Professor of Radiology at Harvard Medical School.

  C. LEONARD GORDON, age 67, a co-founder of the Company, served as the Company's Chief Executive Officer and President, from August 1990 to January 1996. Mr. Gordon has served as a Director of the Company since its inception in 1986 and as Chairman of the Board of the Company since January 1996. Mr. Gordon has been engaged in venture capital enterprises for more than 10 years, particularly in the field of new medical technologies and devices. He was co-founder and Chief Executive Officer of (i) Oxigene, Inc., a publicly-traded company engaged in the design and development of drugs and (ii) Biofield Corp., a publicly-traded medical device company that has developed a breast cancer detection system. Mr. Gordon presently serves as Chairman of the Board of Biofield Corp. and Chairman of the Board of Immunotherapy, Inc., a privately-held biotechnology company. Mr. Gordon has practiced law in New York City for approximately 41 years and is currently of counsel to Gordon Altman Butowsky Weitzen Shalov & Wein.

  MICHAEL C. BROOKS, age 52, has been a director of the Company since March 1996. He has been a General Partner of J.H. Whitney & Co., a venture capital partnership, since January 1985 and currently serves as Managing Partner. Mr. Brooks is also a director of SunGard Data Systems, Inc., a computer software and services company, DecisionOne Holdings Corp., a multivendor computer service company, and several private companies.

  R. JOHN FLETCHER, age 51, was elected a Director of the Company in January 1996. Mr. Fletcher is the founder and Chief Executive Officer of Fletcher Spaght, Inc., a management consulting company which specializes in strategic development for health care and high technology businesses. Prior to founding Fletcher Spaght, Inc. in 1983, he was a senior member of The Boston Consulting Group, a management consulting company. Mr. Fletcher was the Chairman of the Board of InnerVentions, Inc. from April 1995 to February 1996, at which time the Company acquired InnerVentions. See "Certain Transactions." Mr. Fletcher is a director of AutoImmune, Inc., a biotechnology company developing orally administered pharmaceutical products, and Cayenne Software, Inc., a software development company.

  JEFFREY R. JAY, M.D., age 38, has been a Director of the Company since March 1996. Since 1993, he has been a General Partner of J.H. Whitney & Co., a venture capital partnership. From 1988 to 1993, Dr. Jay was employed by Canaan Partners, a venture capital firm. Dr. Jay currently is a national advisory member of the American Medical Association's Physician Capital Source Committee and is on the Board of CRA Managed Care, Inc., a workers compensation managed care company, Advance ParadigM, Inc., a pharmaceutical benefits manager, and a number of other privately-held companies.

  ROBERT A. VAN TASSEL, M.D., age 58, has been a director of the Company since March 1997. Dr. Van Tassel is a Board certified cardiologist. He has served as a consulting cardiologist at the Abbott Northwestern Hospital in Minneapolis since 1970 and is currently Chairman of that hospital's Cardiovascular Services Division and a member of the Board of Directors of Abbott Northwestern and Medical Health Plan. Dr. Van Tassel has also served as a Clinical Professor of Medicine at the University of Minnesota since 1972. In addition, Dr. Van Tassel was a founder of the Minneapolis Heart Institute and past President of the Institute's Foundation. Dr. Van Tassel was also a founder of Angiomedics Incorporated, a medical device company which was purchased by Pfizer Corporation in 1986. Dr. Van Tassel is a director of Boston Advance Technology, a fuels analysis company, Angiomedics II, a medical technology company, Invasotec, a medical devices company, and New Bridge Wellness, a complementary medicine company.

  There are no family relationships among any of the executive officers and nominees as directors of the Company.

BOARD AND COMMITTEE MEETINGS

  The Board of Directors has established an Audit Committee which will provide the opportunity for direct contact between the Company's independent auditors and the Board. The Audit Committee is responsible for reviewing the scope and results of the annual audit, discussing the Company's internal accounting control policies and procedures and considering and recommending the selection of the Company's independent auditors. The current members of the Audit Committee are Messrs. Gordon, Brooks and Fletcher. The Audit Committee did not meet during 1996.

  The Board of Directors has established a Compensation Committee which is responsible for reviewing the Company's overall compensation policies and setting the compensation of the Company's executive officers. The current members of the Compensation Committee are Messrs. Tully and Gordon and Dr. Jay. The Compensation Committee met once during 1996.

  The Board of Directors established a Stock Option Committee to administer the Company's stock option plans. The current members of the Stock Option Committee are Mr. Fletcher and Dr. Jay. The Stock Option Committee met once during 1996.

  The Board of Directors met ten times during 1996. Each director attended at least 75% of the meetings of the Board and of the committees on which he then served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In July 1996, in connection with the Company's initial public offering of Common Stock, the Board of Directors established a Compensation Committee consisting of three members, including two of the Company's non-employee directors. Prior to the establishment of the Compensation Committee, compensation decisions were made by the entire Board of Directors. The current members of the Company's Compensation Committee are Messrs. Tully and Gordon and Dr. Jay. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of the Company.

DIRECTORS' COMPENSATION

  Each non-employee director of the Company receives an annual fee of $4,000 and all directors receive reimbursement of travel expenses incurred in connection with their attendance at Board and Committee meetings. The Company also has entered into oral arrangements with C. Leonard Gordon, the Company's Chairman of the Board, and Dr. Morris Simon pursuant to which the Company has agreed to pay Mr. Gordon and Dr. Simon certain additional fees for their service on the Board of Directors. See "Certain Transactions."

  In 1996, the Board of Directors adopted, and the stockholders approved, the Nitinol Medical Technologies, Inc. 1996 Stock Option Plan for Non-Employee Directors (the "1996 Directors' Stock Plan"), which provides for the issuance of a maximum of 150,000 shares of Common Stock. On the effective date of the 1996 Directors' Stock Plan, each non-employee director of the Company who does not otherwise receive compensation from the Company, received an option to purchase 10,000 shares of Common Stock. In addition, the 1996 Directors' Stock Plan currently provides that options to purchase 10,000 shares of Common Stock will be granted to each new non-employee director upon his or her initial election to the Board of Directors. These options will vest in equal monthly installments over a three-year period. Pursuant to the 1996 Directors' Stock Plan options to purchase 2,500 shares of Common Stock will also be granted annually to each eligible director, other than to a director who receives an initial grant of options in the same year. These options will become fully vested six months after the date of grant. The exercise price of options granted under the 1996 Directors' Stock Plan will equal the fair market value of the Common Stock on the date of grant. In the event an optionee ceases to serve as a director, each option may be exercised by the optionee for the portion then exercisable at any time within one year after the optionee ceases to serve as a director.

EXECUTIVE COMPENSATION

 Summary Compensation

  The following table sets forth certain information concerning the compensation for each of the last two fiscal years for the Company's Chief Executive Officer and its three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in the fiscal year ended December 31, 1996 (collectively, the "Named Executives").

                                                             LONG-TERM
                                                ANNUAL      COMPENSATION
                                           COMPENSATION(1)     AWARDS
                                           ---------------- ------------
                                                             SECURITIES
                                                             UNDERLYING
                                                              OPTIONS/    ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR  SALARY   BONUS   SARS(#)(2)  COMPENSATION
---------------------------           ---- -------- ------- ------------ ------------
Thomas M. Tully...................... 1996 $194,398 $50,000   419,590      $125,000(4)
President and Chief Executive Offi-
 cer(3)                               1995   45,000  15,000
David A. Chazanovitz................. 1996  144,940  32,000   143,420           --
President, Septal Repair Division(3)  1995   20,000
Theodore I. Pincus................... 1996  145,774  14,000    59,473              (5)
Executive Vice President and          1995   31,000  10,000    52,630
Chief Financial Officer(3)
C. Leonard Gordon.................... 1996  135,000     --        --         51,000(8)
Chairman of the Board and             1995  112,500   1,000   210,525        54,000(8)
Former Chief Executive Officer(6)(7)

--------
(1) In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or ten percent of the total of annual salary and bonus for the Named Executive for the fiscal year.
(2) The Company has never granted any stock appreciation rights.
(3) Salaries include amounts earned by all three individuals as part-time consultants to the Company in 1995 and early 1996 before joining the Company as full-time employees.
(4) Represents the amount paid to Mr. Tully in connection with the execution of his employment agreement and upon the closing of the Company's acquisition of the septal repair technology.
(5) In addition, the Company loaned Mr. Pincus $65,000, one-third of which will be forgiven each year over a three-year period commencing May 1996 so long as Mr. Pincus remains employed by the Company.
(6) Mr. Gordon served as Chief Executive Officer of the Company through January 1996 and as a consultant to the Company for the remainder of the year.
(7) Does not include income received by Mr. Gordon in 1995 as an "S" Corporation stockholder.
(8) Includes $50,000 paid in each of 1996 and 1995 in connection with the negotiation of an exclusive licensing agreement with Boston Scientific, and director's fees of $1,000 and $4,000 paid in 1996 and 1995, respectively.

 Option Grants in Last Fiscal Year

  The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 1996 to each of the Named Executives.

                                      INDIVIDUAL GRANTS
                         ----------------------------------------------
                                      PERCENTAGE                         POTENTIAL REALIZABLE
                                       OF TOTAL                            VALUE AT ASSUMED
                         NUMBER OF      OPTIONS   EXERCISE              ANNUAL RATES OF STOCK
                         SECURITIES   GRANTED TO   OR BASE              PRICE APPRECIATION FOR
                         UNDERLYING   INDIVIDUALS PRICE PER                 OPTION TERM(1)
                          OPTIONS      IN FISCAL    SHARE    EXPIRATION ----------------------
NAME                      GRANTED        YEAR     ($/SHARE)     DATE      5%($)      10%($)
----                     ----------   ----------- ---------  ---------- ---------- -----------
Thomas M. Tully.........  263,157(2)     23.7%      $2.15     2/14/06   $  355,788 $   901,839
                          116,433(3)     10.5%       6.95      5/6/06      508,929   1,289,728
                           40,000(4)      3.6%      10.00     11/6/06      251,560     637,480
David A. Chazanovitz....  118,420(5)     10.7%       2.15     2/14/06      160,104     405,825
                           25,000(4)      2.3%      10.00     11/6/06      157,225     398,425
Theodore I. Pincus......   39,473(6)      3.6%       2.15(7)  4/16/06       53,357     135,274
                           20,000(4)      1.8%      10.00     11/6/06      125,780     318,470
C. Leonard Gordon.......      --          --          --          --           --          --

--------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.
(2) Options to purchase 42,631 shares vested upon the execution of Mr. Tully's employment agreement with the Company and the remaining options vest in equal monthly installments over a three-year period commencing February 1996, subject to acceleration in the event of a change of control of the Company.
(3) Options vest in equal monthly installments over a three-year period commencing May 1996, subject to acceleration in the event of a change of control of the Company.
(4) Options vest 25% per year beginning with the first anniversary of the date of grant, subject to acceleration in the event of a change of control of the Company.
(5) Options to purchase 92,105 shares vest in equal monthly installments over a three-year period commencing February 1996 and options to purchase 26,315 shares vest upon the earlier of the achievement of certain milestones or December 31, 2000, subject to acceleration in the event of a change of control of the Company.
(6) Options vest in equal monthly installments over a three-year period commencing June 1996, subject to acceleration in the event of a change of control of the Company.
(7) The fair market value of the Common Stock on the date of the grant was $3.19 per share.

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table sets forth, for each Named Executive, the number of shares of Common Stock acquired upon exercise of options during the fiscal year ended December 31, 1996, the aggregate dollar value realized upon such exercise and the number and value of unexercised options held by each Named Executive on December 31, 1996.

                                                 NUMBER OF SECURITIES
                          NUMBER                UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                         OF SHARES                    OPTIONS AT          IN-THE-MONEY OPTIONS AT
                         ACQUIRED                  DECEMBER 31, 1996       DECEMBER 31, 1996(2)
                            ON        VALUE    ------------------------- -------------------------
NAME                     EXERCISE  REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------- ----------- ----------- ------------- ----------- -------------
Thomas M. Tully(3)......     --          --      141,314      278,276    $1,353,928   $2,115,950
David A.
 Chazanovitz(4)(5)......   3,947     $18,975      21,638      117,835       223,953    1,023,342
Theodore I. Pin-
 cus(4)(6)..............     --          --       27,778       84,325       287,502      715,764
C. Leonard Gordon(7)....     --          --      229,530       73,098     2,478,659      756,564

--------
(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.
(2) Represents the difference between the last reported sale price per share of the Common Stock on December 31, 1996 ($12.50 per share), as reported on the Nasdaq National Market System, less the option exercise price, multiplied by the number of shares underlying the options.
(3) Exercisable includes options to purchase 118,674 shares at an exercise price of $2.15 per share and options to purchase 22,640 shares at an exercise price of $6.95 per share. Unexercisable includes options to purchase 144,483 shares at an exercise price of $2.15 per share, options to purchase 93,793 shares at an exercise price of $6.95 per share and options to purchase 40,000 shares at an exercise price of $10.00 per share.
(4) Exercisable options are exercisable at an exercise price of $2.15 per share.
(5) Unexercisable includes options to purchase 92,835 shares at an exercise price of $2.15 per share and options to purchase 25,000 shares at an exercise price of $10.00 per share.
(6) Unexercisable includes options to purchase 64,325 shares at an exercise price of $2.15 per share and options to purchase 20,000 shares at an exercise price of $10.00 per share.
(7) Exercisable includes options to purchase 26,315 shares at an exercise price of $0.76 per share, options to purchase 65,788 shares at an exercise price of $1.14 per share and options to purchase 210,525 shares at an exercise price of $2.15 per share. Unexercisable includes options to purchase 73,098 shares at an exercise price of $2.15 per share.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  Effective September 1, 1995, Thomas M. Tully became President and Chief Executive Officer of the Company pursuant to an employment agreement dated February 13, 1996. The agreement is for a term of three years, however, if Mr. Tully is employed by the Company on June 1, 1998, the term will automatically be extended until August 31, 1999, unless either party gives three months' prior written notice. Pursuant to his agreement, Mr. Tully received a salary of $175,000 until August 31, 1996, currently receives a salary of $200,000 and commencing September 1, 1997, will receive a salary of $250,000 per year. Mr. Tully is also eligible to receive bonus payments upon the achievement by the Company of certain specified goals. In addition, in connection with the execution of his employment agreement and upon the closing of the acquisition by the Company of the septal repair technology, Mr. Tully received a lump sum payment of $125,000 and non-qualified stock options to purchase 263,157 shares of the Company's Common Stock, which options are exercisable at $2.15 per share. Options to purchase 42,631 shares vested upon execution of the agreement and the remaining options vest at a rate of 3.45% per month and are accompanied by certain "piggy-back" registration rights. The options are exercisable for a period of ten years after the date of grant and become immediately exercisable in the event of a change of control of the Company. If Mr. Tully's employment is terminated due to his death or disability, the number of options deemed to be exercisable shall be an amount equal to the number of options exercisable at the date of termination multiplied by two and the portion of the options due to become exercisable on the first day of the month coincident with or next following the date of termination, prorated for the number of days he was employed during that month, shall become exercisable and all other unexercisable options shall expire. Mr. Tully will forfeit all unexercisable options if the Company terminates his employment with or without cause. If the Company terminates Mr. Tully's employment without cause, the Company will be obligated to continue to pay his annual salary for a period of one year from termination. Mr. Tully has agreed not to compete with the Company for a period of one year after he ceases to be employed by the Company. Mr. Tully has agreed to serve on the Company's Board of Directors upon request of the Company during the term of his employment agreement.

  Effective January 1, 1996, David A. Chazanovitz became President, Septal Repair Division pursuant to a three-year employment agreement dated February 13, 1996. Pursuant to his agreement, Mr. Chazanovitz received a salary of $160,000 until December 31, 1996, currently receives a salary of $175,000 and commencing January 1, 1998, will receive a salary of $185,000 per year. Mr. Chazanovitz is also eligible to receive bonus payments upon the achievement by the Company of certain specified goals. In connection with his employment, Mr. Chazanovitz received (i) non-qualified stock options to purchase 92,105 shares of the Company's Common Stock at an exercise price of $2.15 per share, which vest at a rate of 2.77% per month and (ii) options to purchase an aggregate of up to 26,315 shares of the Company's Common Stock at an exercise price of $2.15 per share, which vest upon the earlier of (x) the achievement of certain milestones as described in his employment agreement or (y) December 31, 2000. The options are exercisable for a period of ten years after the date of grant and become immediately exercisable in the event of a change of control of the Company. If Mr. Chazanovitz's employment is terminated due to his death or disability, the portion of the options due to become exercisable on the first day of the month coincident with or next following the date of termination, prorated for the number of days he was employed during the month, shall become exercisable and all other unexercisable options shall expire. Mr. Chazanovitz will forfeit all unexercisable options if the Company terminates his employment with or without cause. If the Company terminates Mr. Chazanovitz's employment without cause, the Company will be obligated to continue to pay his annual salary for a period of six months from termination. Mr. Chazanovitz has agreed not to compete with the Company for a period of one year after he ceases to be employed by the Company.

  Effective May 1996, Theodore I. Pincus became Executive Vice President and Chief Financial Officer pursuant to a three-year employment agreement. Pursuant to his employment agreement dated May 17, 1996, Mr. Pincus currently receives a salary of $160,000, commencing May 1, 1997 will receive a salary of $175,000 per year and commencing May 1, 1998 will receive a salary of $185,000 per year. In addition, Mr. Pincus received living expenses of $35,000 the first year and $20,000 the second year, in lieu of receiving the Company's relocation benefits package. Mr. Pincus is also eligible to receive bonus payments upon the achievement by the Company of certain specified goals. In connection with his employment, Mr. Pincus received non-qualified stock options to purchase 39,473 shares of Common Stock of the Company at an exercise price of $2.15 per share. The options vest in equal monthly installments over three years. The options are exercisable for a period of ten years after the date of grant and become immediately exercisable in the event of a change of control of the Company. If Mr. Pincus's employment is terminated due to his death or disability, the portion of the options due to become exercisable on the first day of the month coincident with or next following the date of termination, prorated for the number of days he was employed during the month, shall become exercisable and all other unexercisable options shall expire. Mr. Pincus will forfeit all unexercisable options if the Company terminates his employment with or without cause. If the Company terminates Mr. Pincus's employment without cause, the Company will be obligated to continue to pay his annual salary for a period of six months after termination. Mr. Pincus has agreed not to compete with the Company for a period of one year after he ceases to be employed by the Company.

CERTAIN TRANSACTIONS

  Since January 1, 1996, the Company has entered into or engaged in the following transactions with the following directors, officers and stockholders who beneficially own more than 5% of the outstanding Common Stock of the Company ("5% Stockholders"), and affiliates of such directors, officers and 5% Stockholders.

  In February 1996, the Company entered into an Agreement and Plan of Merger pursuant to which InnerVentions, Inc. ("InnerVentions"), a wholly-owned subsidiary of Fletcher Spaght, Inc. and the exclusive licensee of the technology relating to the CardioSeal Septal Occluder, was merged with and into NMT Heart, Inc., a wholly-owned subsidiary of the Company. Pursuant to the Agreement and Plan of Merger, the Company acquired all the existing development, manufacturing and testing equipment, patent licenses, know-how and documentation relating to the manufacture of the CardioSeal Septal Occluder, which had been originally developed by Bard Radiology, donated to Children's Hospital of Boston, then licensed to InnerVentions. In connection with the merger, Fletcher Spaght, Inc. received 514,651 shares of Common Stock of the Company and warrants to purchase 111,818 shares of Common Stock at an exercise price of $2.15 per share, which shares and warrants are accompanied by certain "piggy-back" registration rights. In connection with the transaction, the Company agreed to use its best efforts to nominate a designee of Fletcher Spaght, Inc. as a director of the Company and certain of the Company's stockholders agreed to vote their shares of Common Stock in favor of such designee. Fletcher Spaght, Inc.'s designee, R. John Fletcher, the founder and Chief Executive Officer of Fletcher Spaght, Inc., was elected to the Board of Directors of the Company in January 1996.

  In February 1996, the Company sold an aggregate of 3,787,104 shares of Convertible Preferred Stock for an aggregate purchase price of $8,500,000 to certain investors. Upon the consummation of the Company's initial public offering in October 1996, the outstanding shares of Convertible Preferred Stock were automatically converted into units, consisting of an aggregate of 1,993,212 shares of Common Stock and 37,871 shares of the Company's Redeemable Preferred Stock. The Redeemable Preferred Stock was redeemed by the Company upon consummation of the initial public offering at an aggregate redemption price of $4,250,000 plus accrued dividends of approximately $255,000 thereon. In connection with the sale of the Convertible Preferred Stock, the Company entered into a Registration Rights Agreement with the purchasers of the Convertible Preferred Stock, granting to such purchasers certain demand and "piggy-back" registrations rights. Whitney Equity Partners, L.P. purchased 1,829,066 shares (on a Common Stock equivalent basis) for an aggregate purchase price of $4,105,000 in the offering. Michael C. Brooks and Jeffrey R. Jay, M.D., both directors of the Company, are General Partners of J.H. Whitney & Co., an affiliate of Whitney Equity Partners L.P.

  In January 1996, C. Leonard Gordon, the Chairman of the Board of Directors of the Company, entered into an oral arrangement with the Company to provide certain executive services to the Company, including serving as the Chairman of the Board and consulting upon various aspects of the Company business. The Company agreed to compensate Mr. Gordon for such services in an amount not to exceed $135,000 per year. Beginning January 1, 1997, Mr. Gordon agreed to be compensated for such services in an amount not to exceed $90,000 per year.

  In April 1987, the Company entered into a Technology Purchase Agreement with Morris Simon, M.D. pursuant to which the Company agreed to pay Dr. Simon certain royalty payments based on sales of products using the technology invented by Dr. Simon relating to the Company's Simon Nitinol Filter. Dr. Simon assigned a percentage of his royalty payments to Beth Israel Hospital Association. In January 1996, Dr. Simon entered into an oral arrangement with the Company to provide certain consulting services to the Company, including serving as the Company's Scientific Director. The Company agreed to compensate Dr. Simon for such services in an amount not to exceed $100,000 per year.

  In May 1996, the Company loaned Theodore I. Pincus, the Company's Executive Vice President and Chief Financial Officer, $65,000, one third of which will be forgiven each year over the three-year period commencing May 1996; provided, however, that (i) if Mr. Pincus is terminated for cause (as defined in his employment agreement) the then-outstanding loan together with interest at prime plus one percent shall become immediately due and payable, or (ii) if Mr. Pincus is terminated for any other reason, the then-outstanding loan together with interest at prime plus one percent shall be payable monthly with a final payment due on April 30, 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Except as described below, and based solely upon a review of reports submitted, and representations made, to the Company, the Company believes that during 1996, its executive officers, directors and holders of more than 10% of the Common Stock complied with all
Section 16(a) filing requirements.

  In April 1997, Dr. Morris Simon, a director of the Company, filed a Statement of Changes in Beneficial Ownership on Form 4 to report his purchase of 2,000 shares of Common Stock in October 1996.

REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Company's Board of Directors, which is currently comprised of Mr. Tully and two non-employee directors, Mr. Gordon and Dr. Jay, and the Stock Option Committee, which is currently comprised of two non-employee directors, Mr. Fletcher and Dr. Jay, are responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and setting the compensation for these individuals.

  The Company's executive compensation program is designed to maximize the performance of the Company's executive officers and, thereby, to maximize the Company's business goals and shareholder returns. Executive compensation consists of a combination of base salary, annual cash bonuses and merit-based stock incentives. The Compensation Committee considers merit-based stock incentives, which are determined by the Stock Option Committee, to be a critical component of an executive's compensation package in order to help align executive interests with stockholder interests.

 Compensation Philosophy

  The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who are expected to contribute to the long-term success of the Company. The Company's executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

  .COMPETITIVE AND FAIR COMPENSATION

    The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. In order to ensure continuity of certain key members of management, the Board has approved multi-year employment contracts with each of the Company's executive officers. To ensure that compensation is competitive, the Company compares its compensation practices with those of other companies in the industry and sets the Company's compensation guidelines based on this review. The Compensation Committee believes compensation for the Company's executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar business and of comparable size and success. The Compensation Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the Company.

  .  SUSTAINED PERFORMANCE

    Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic scientific and business plan goals are met, including such factors as continued innovation in the development of the Company's technologies, formation of new business alliances, and meeting stated financial objectives. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

  In evaluating each executive officer's performance, the Compensation Committee and the Stock Option Committee generally conform to the following process:

  . Company and individual goals and objectives generally are set at the beginning of the performance cycle.

  . At the end of the performance cycle, the accomplishment of the executive's goals and objectives and his or her contributions to the Company are evaluated.

  . The executive's performance is then compared with peers within the Company and the results are communicated to the executive.

  . The comparative results, combined with comparative compensation practices of other companies in the industry, are then used to review base salary levels and to determine cash bonuses and stock compensation awards.

  Annual compensation for the Company's executives generally consists of three elements--base salary, cash bonuses and stock options.

  Each of the Company's executive officers has entered into a three-year employment agreement with the Company which sets forth the executive's base salary during the term of the agreement. In addition, Mr. Tully's employment agreement provides that salary increases beyond the annual increases set forth in the agreement are to be considered by the Board annually and that any actual additional increase in his base salary is at the discretion of the Board. The base salaries were generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executive. Payment of bonus awards are based on actual corporate and individual performance against targeted performance and various additional performance criteria. Targeted performance criteria vary for each executive based on his area of responsibility. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success. The Compensation Committee does not use a specific formula based on these targeted performance and additional criteria, but instead makes an evaluation of each executive officer's contributions in light of all such criteria.

  Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The stock option program, which is administered by the Stock Option Committee, is designed to promote the identity of long-term interests between the Company's employees and its shareholders and to assist in the retention of executives. The size of option grants is generally intended to reflect the executive's position with the Company and his contributions to the Company, including his success in achieving the individual performance criteria described above. The option program generally uses a four-year vesting period to encourage key employees to continue in the employ of the Company. When granting stock options, it has generally been the policy of the Company to fix the exercise price of such options at 100% of the fair market value of the Common Stock on the date of grant. During 1996, all current executive officers received options to purchase an aggregate of 622,483 shares of Common Stock, at a weighted average exercise price of $4.12 per share.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to a public company for compensation over $1.0 million paid to the company's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with the statute to mitigate any disallowance of deductions.

 Mr. Tully's 1996 Compensation

  Mr. Tully, the President and Chief Executive Officer of the Company, is eligible to participate in the same executive compensation plans available to the other executive officers of the Company. The Compensation Committee and the Stock Option Committee believe that Mr. Tully's annual compensation, including the portion of his compensation based upon the Company's merit-based stock option program, has been set at a level competitive with other companies in the industry.

  Mr. Tully's salary for 1996 increased to $194,398 from $45,000 in 1995, during which year Mr. Tully was a consultant to the Company on a part-time basis. Mr. Tully's cash compensation is based upon the terms of his employment agreement with the Company. Mr. Tully also received bonus compensation of $50,000 in 1996. Mr. Tully did not participate in the Compensation Committee's discussion of his 1996 bonus compensation. Pursuant to his employment agreement, Mr. Tully was granted stock options to purchase 263,157 shares of the Company's Common Stock at an exercise price of $2.15 per share. In addition, Mr. Tully was granted stock options to purchase 116,433 shares of the Company's Common Stock at an exercise price of $6.95 per share and 40,000 shares of Common Stock at an exercise price of $10.00 per share. The exercise price of each stock option represented the fair market value of the Company's Common Stock on the date of the grant. In determining whether to grant stock options to Mr. Tully (other than pursuant to his employment agreement), the Stock Option Committee considered his overall compensation package relative to that of other chief executives in the Company's industry and past option grants as well as the effectiveness of Mr. Tully's leadership of the Company and the resulting success of the Company in the attainment of its goals.

                                          Compensation Committee

                                          Thomas M. Tully
                                          C. Leonard Gordon
                                          Jeffrey R. Jay, M.D.

                                          Stock Option Committee

                                          R. John Fletcher
                                          Jeffrey R. Jay, M.D.

STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company from September 27, 1996 (the effective date of the registration of the Company's Common Stock under the Securities Exchange Act of 1934, as amended) through December 31, 1996 with the cumulative total return during this period of (i) The Nasdaq Stock Market U.S. Index and (ii) The S&P Health Care (Medical Products and Supplies) Index. This graph assumes the investment of $100 on September 27, 1996 in the Company's Common Stock, and in each of the indices listed above, and assumes dividends are reinvested.


                          [LINE CHART APPEARS HERE]


                                           SEPTEMBER 27, 1996 DECEMBER 31, 1996
                                           ------------------ -----------------
Nitinol Medical Technologies, Inc.              $100.00            $114.00
The Nasdaq Stock Market U.S. Index              $100.00            $105.00
The S&P Health Care (Medical Products and
 Supplies) Index                                $100.00            $101.00

           PROPOSAL 2--APPROVAL OF 1997 EMPLOYEE STOCK PURCHASE PLAN

  On March 11, 1997, the Board of Directors adopted, subject to stockholder approval, the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan authorizes the issuance of up to a total of 90,000 shares of Common Stock to participating employees through a series of six semi-annual offerings, which are expected to commence on each April 1 and October 1, beginning October 1, 1997. THE BOARD OF DIRECTORS BELIEVES THAT ADOPTION OF THE PURCHASE PLAN IS IMPORTANT TO THE COMPANY'S ABILITY TO MAINTAIN A

COMPETITIVE POSITION IN ATTRACTING AND RETAINING KEY PERSONNEL AND IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE PURCHASE PLAN AND THE RESERVATION OF 90,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

SUMMARY OF THE PURCHASE PLAN

  All employees of the Company, including directors of the Company who are employees, and all employees of any participating subsidiaries whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate.

  On the first day of an offering period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (a percentage from 2% to 12% of such employee's regular pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. The Board of Directors may, in its discretion, choose a different Offering Period of 12 months or less for offerings.

  If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the United States federal income tax consequences that generally will arise with respect to participation in the Purchase Plan and with respect to the sale of Common Stock acquired under the Purchase Plan. It does not address the tax consequences that may arise with respect to any gift or disposition other than by sale of Common Stock acquired under the Purchase Plan. For precise advice as to any specific transaction or set of circumstances, employees should consult with their own tax advisors. Employees should also consult with their own tax advisors regarding the application of any state, local, and foreign taxes and any federal gift, estate, and inheritance taxes.

  The Purchase Plan is intended to qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Code. The Purchase Plan is not a qualified plan under Section 401(a) of the Code.

  Tax Consequences to Participants. In general, an employee will not recognize taxable income upon enrolling in the Purchase Plan or upon purchasing shares of Common Stock at the end of an Offering Period. Instead, if an employee sells Common Stock acquired under the Purchase Plan at a sale price that exceeds the price at which the employee purchased the Common Stock, then the employee will recognize taxable income. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

  If the employee sells the Common Stock more than one year after acquiring it and more than two years after the date on which the offering commenced (the "Grant Date"), then the employee will be taxed as follows.

If the sale price of the Common Stock is higher than the price at which the employee purchased the Common Stock, then the employee will recognize ordinary compensation income in an amount equal to the lesser of:

    (i) the excess of the fair market value of the Common Stock on the Grant Date over the price at which the employee purchased the Common Stock; and

    (ii) the excess of the sale price of the Common Stock over the price at which the employee purchased the Common Stock.

  Any further income will be long-term capital gain. If the sale price of the Common Stock is less than the price at which the employee purchased the Common Stock, then the employee will recognize long-term capital loss in an amount equal to the excess of the price at which the employee purchased the Common Stock over the sale price of the Common Stock.

  If the employee sells the Common Stock within one year after acquiring it or within two years after the Grant Date (a "Disqualifying Disposition"), then the employee will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the price at which the employee purchased the Common Stock. The employee will also recognize capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the sale price of the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the employee has held the Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the employee has held the Common Stock for a shorter period.

  Tax Consequences to the Company. The offering of Common Stock under the Purchase Plan will have no tax consequences to the Company. Moreover, in general, neither the purchase nor the sale of Common Stock acquired under the Purchase Plan will have any tax consequences to the Company except that the Company will be entitled to a business expense deduction with respect to any ordinary compensation income recognized by an employee upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

  Withholding. The amount that an employee elects to have deducted from his or her base pay for the purchase of Common Stock under the Purchase Plan constitutes taxable wages and is subject to withholding. Moreover, the Company will have a withholding obligation with respect to ordinary compensation income recognized by an employee upon making a Disqualifying Disposition. The Company will require any affected employee to make arrangements to satisfy this withholding obligation.

         PROPOSAL 3--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year. Arthur Andersen LLP has served as the independent auditors for the Company since 1987. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Anderson LLP.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

MATTERS TO BE CONSIDERED AT THE MEETING

  The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

  The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, e-mail and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Boston, Massachusetts not later than December 26, 1997 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          C. Leonard Gordon, Chairman of the
                                           Board

April 25, 1997

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                      NITINOL MEDICAL TECHNOLOGIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Thomas M. Tully, Theodore I. Pincus and Steven D. Singer and each of them, proxies, with power of substitution and revocation, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of NITINOL MEDICAL TECHNOLOGIES, INC. which the undersigned is entitled to vote, at the annual meeting of stockholders to be held at Nitinol Medical Technologies, Inc., 27 Wormwood Street, Boston, Massachusetts 02210-1625, on Thursday, June 19, 1997 at 9:30 a.m., Boston, Massachusetts time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

                (continued and to be signed on the other side)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                      NITINOL MEDICAL TECHNOLOGIES, INC.

                                 June 19, 1997


                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A [X] Please mark your
      votes as in this
      example.

             For all the nominees
                listed at right         WITHHOLD authority
             (except as marked to   to vote for all nominees
              the contrary below)       listed at right
PROPOSAL 1-           [_]                     [_]
Election of
 Directors:

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME AT RIGHT.

Nominees:
       Thomas M. Tully
       Morris Simon, M.D.
       C. Leonard Gordon
       Michael C. Brooks
       R. John Fletcher
       Jeffrey R. Jay, M.D.
       Robert A. Van Tassel, M.D.

                                                FOR     AGAINST     ABSTAIN
PROPOSAL 2-  Approval of 1997 Employee Stock    [_]       [_]         [_]
             Purchase Plan

PROPOSAL 3-  Ratification of Solicitation of
             Independent Auditors               [_]       [_]         [_]

The Board of Directors recommends a vote FOR the nominees and FOR proposals 2 and 3.

If no direction is made, this proxy will be voted in favor of proposals 1, 2 and 3.

PLEASE SIGN AND DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.


SIGNATURE OF STOCKHOLDER ___________________________________ DATE: ________ 1997
Note: Please sign exactly as name appears on this proxy, indicating, where proper, official position or representative capacity.